Exhibit B

Execution Version

INVESTMENT AGREEMENT
by and between
TRISTATE CAPITAL HOLDINGS, INC.
and
T-VIII PUBOPPS LP
Dated as of October 10, 2020

TABLE OF CONTENTS
Page
ARTICLE I

PURCHASE; CLOSING
Section 1.1	Purchase	2
Section 1.2	Closing	2
ARTICLE II

REPRESENTATIONS AND WARRANTIES
Section 2.1	Disclosure	6
Section 2.2	Representations and Warranties of the Company	8
Section 2.3	Representations and Warranties of Purchaser	26
ARTICLE III

COVENANTS
Section 3.1	Filings; Other Actions	29
Section 3.2	Access, Information and Confidentiality	30
Section 3.3	Conduct of the Business	32
Section 3.4	Preferred Stock Covenant	32
ARTICLE IV

ADDITIONAL AGREEMENTS

i

Section 4.16	Notice of Certain Events	42
Section 4.17	Shareholder Litigation	42
Section 4.18	Corporate Opportunities	42
Section 4.19	Reservation of Shares	43
ARTICLE V

TERMINATION
Section 5.1	Termination	43
Section 5.2	Effects of Termination	44
ARTICLE VI

MISCELLANEOUS

LIST OF EXHIBITS
Exhibit A:	Form of Certificate of Designation of the Series C Preferred Stock

Exhibit B:	Form of Warrant

Exhibit C:	Form of Registration Rights Agreement

Exhibit D:	Form of Voting Agreement

Exhibit E:	Form of Charter Amendment

Exhibit F-1 and F-2:	Form of Opinions

INDEX OF DEFINED TERMS
Acceptance Notice	33
Acceptance Period	33
Action	17
Affiliate	48
Agreement	1
Alternative Transaction	31
Ancillary Transaction Documents	10
Annual Meeting Proxy	29
Anti-Money Laundering Laws	26
Bank Board of Directors	34
Beneficial Owner	29
Beneficially Own	28
Benefit Plan	18
BHC Act	8
Board of Directors	8
Board Representative	34
Certificate of Designation	1
Charter Amendment	29
CIBC Act	37
Claim Notice	38
Closing	2
Closing Date	2
Code	18
Common Stock	2
Common Stock Purchase Price	6
Company	1
Company 10-K	7
Company 10-Qs	7
Company Articles	1
Company Broker-Dealer Subsidiary	21
Company Bylaws	8
Company Disclosure Schedule	6
Company Evaluation Material	31
Company Financial Statements	11
Company Fundamental Representations	3
Company Opportunity	43
Company Recommendation	29
Company Reports	12
Company RIA Subsidiary	20
Company Subsidiary	9
Company Systems	22
Company’s knowledge	49
Confidentiality Agreement	31
Convertible Securities	9
CRA	23

De Minimis Claim	39
Direct Claim	38
Enforceability Exceptions	10
ERISA	18
ERISA Plan	18
Exchange Act	12
FCPA	25
Federal Reserve	25
FINRA	21
GAAP	7
Governmental Entity	3
Indemnified Party	38
Indemnifying Party	38
Intellectual Property	22
Investment Advisers Act	20
IRS	19
knowledge of the Company	49
Law	2
Liens	9
Loans	24
Losses	37
Material Adverse Effect	6
Material Contract	15
Materially Burdensome Condition	37
Multiemployer Plan	19
Multiple Employer Plan	19
Non-Party Affiliates	50
Non-Voting Common Stock	2
OFAC	26
Order	2
Pennsylvania Department of State	1
Pension Plan	18
Permitted Transfer	33
Pre-Closing Period	32
Preferred Stock	9
Previously Disclosed	7
Principal Trading Market	3
Purchase Price	6
Purchaser	1
Purchaser Entities	42
Purchaser Indemnitee	35
Purchaser Indemnitors	35
Purchaser Transaction Expenses	45
Registration Rights Agreement	1
Regulatory Agreement	23
Representative	31

Requisite Shareholder Approvals	10
Response Notice	38
ROFR Notice	33
ROFR Outside Date	34
Sanctioned Country	26
Sanctions	26
SEC	3
Securities	1
Securities Act	12
Series A Preferred Stock	9
Series B Preferred Stock	9
Series C Preferred Stock	1
Shareholder Litigation	42
Shareholder Proposals	10
Subsidiary	9
Tax Return	14
Taxes	14
Termination Date	43
Third Party Claim	38
Threshold Amount	39
Transfer	32
USA PATRIOT Act	26
Voting Agreements	1
Voting Common Stock	1
Voting Debt	9
Warrants	1

v

INVESTMENT AGREEMENT, dated as of October 10, 2020 (this “Agreement”), by and between TriState Capital Holdings, Inc., a Pennsylvania corporation (the “Company”), and T-VIII PubOpps LP, a Delaware limited partnership (“Purchaser”).
RECITALS:
A.          The Investment. The Company intends to sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment in the Company, (i) shares of voting common stock, no par value, of the Company (the “Voting Common Stock”) and (ii) shares of Series C perpetual non-cumulative convertible non-voting preferred stock, no par value, of the Company (the “Series C Preferred Stock”), having the terms set forth in the Certificate of Designation of the Series C Preferred Stock, in the form attached as Exhibit A (the “Certificate of Designation”), which shall be made a part of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Company Articles”), by the filing of the Certificate of Designation with the Pennsylvania Department of State, Bureau of Corporations and Charitable Organizations (the “Pennsylvania Department of State”).
B.          The Warrants.  In connection with the purchase and issuance of the Voting Common Stock and Series C Preferred Stock at the Closing (as defined below), the Company intends to issue to Purchaser warrants (the “Warrants”) to purchase shares of Common Stock (as defined below) in accordance with the terms of the Warrants in the form set forth on Exhibit B.
C.          The Securities. The term “Securities” refers collectively to (i) the shares of Voting Common Stock, Series C Preferred Stock and the Warrants referred to in Section 1.2(c), which are to be purchased or issued and acquired under this Agreement and (ii) the shares of Common Stock into which the Series C Preferred Stock is convertible and for which the Warrants may be exercised in accordance with the terms thereof and of this Agreement.  When purchased, the shares of Voting Common Stock purchased hereunder will be evidenced by book-entry notation and the shares of Series C Preferred Stock purchased hereunder will be evidenced by a share certificate.
D.          Registration Rights Agreement. At the Closing, it is contemplated that the Company and Purchaser will enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”).
E.          Voting Agreement.  As soon as reasonably practicable after the date hereof, and in any event prior to the Closing, the Company will enter into separate Voting Agreements, in substantially the form attached hereto as Exhibit D, with certain directors and officers of the Company (collectively, the “Voting Agreements”).
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE; CLOSING
Section 1.1          Purchase. On the terms and subject to the conditions set forth herein, at the Closing, (a) Purchaser shall purchase from the Company, and the Company shall sell to Purchaser, the number of duly authorized, validly issued, fully-paid and non-assessable shares of Voting Common Stock, free and clear of all Liens (as defined below) (other than transfer restrictions imposed under applicable securities Laws), set forth in Section 1.2(c)(i)(1), (b) Purchaser shall purchase from the Company, and the Company shall sell to Purchaser, the number of duly authorized, validly issued, fully-paid and non-assessable shares of Series C Preferred Stock, free and clear of all Liens (other than transfer restrictions imposed under this Agreement or applicable securities Laws), set forth in Section 1.2(c)(i)(2) and (c) the Company shall issue to Purchaser duly authorized, validly issued, fully-paid and non-assessable Warrants to purchase a number of shares of Common Stock determined in accordance with the terms of the Warrants, free and clear of all Liens (other than transfer restrictions imposed under applicable securities Laws). As used herein, “Common Stock” shall means shares of Voting Common Stock or non-voting common stock, no par value, of the Company (the “Non-Voting Common Stock”), as applicable.
Section 1.2          Closing.
(a)          Time and Date of Closing. Subject to the satisfaction or, to the extent permitted by applicable Law (as defined below), written waiver of the conditions set forth in this Agreement, the closing of the purchase by Purchaser and issuance by the Company of the Securities referred to in Section 1.1 (the “Closing”) shall occur at 9:30 a.m., New York time, on the first Business Day (as defined below) after the satisfaction or, to the extent permitted by applicable Law, written waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or, to the extent permitted by applicable Law, written waiver of those conditions), by the electronic exchange of counterpart signature pages to the documents and agreements contemplated by this Agreement to be executed and delivered at the Closing or such other date and/or location as agreed in writing by the parties hereto. The date on which the Closing occurs is referred to as the “Closing Date.”
(b)          Closing Conditions.
(i)          The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by Purchaser and the Company prior to the Closing of the following conditions:
(1)          no provision of any applicable domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, policy or guideline (“Law”) and no order, demand, writ, judgment, injunction or decree (“Order”) shall have been enacted, entered, promulgated, enforced or threatened that prohibits, restrains or makes illegal, or threatens to prohibit, restrain or make illegal, the consummation of the Closing or the other transactions contemplated hereby or otherwise prohibits or restricts, or threatens to prohibit or restrict, Purchaser or any of its Affiliates (as defined below) from owning, voting or, subject to the receipt of the requisite approval of the Shareholder Proposal (as defined below), converting or exercising any Securities in accordance with the terms thereof and no Action (as defined below) shall have been commenced or threatened by or before any court, administrative agency, commission, regulatory agency or other federal, state, local or foreign governmental authority or instrumentality or any applicable self-regulatory organization (each, a “Governmental Entity”), and no written notice shall have been issued or given and not withdrawn by any Governmental Entity seeking to effect any of the foregoing; and
(2)          the shares of Voting Common Stock to be issued at Closing and shares of Voting Common Stock to be issued upon the conversion of the Series C Preferred Stock and/or exercise of the Warrants shall (A) have been authorized for listing on The Nasdaq Global Select Market (the “Principal Trading Market”), subject to official notice of issuance, and (B) not have been suspended, nor shall suspension have been threatened, by the U.S. Securities and Exchange Commission (“SEC”) or the Principal Trading Market.
(ii)          The obligation of Purchaser to consummate the purchase of the Securities is also subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by Purchaser prior to the Closing of each of the following additional conditions:
(1)          (i) the representations and warranties of the Company contained in Section 2.2(a) (other than Section 2.2(a)(iv)), Section 2.2(b), Section 2.2(d)(i), Section 2.2(d)(iii)(A), Section 2.2(r) and Section 2.2(dd) (together, the “Company Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing with the same force and effect as though made at and as of the Closing (except, in the case of Section 2.2(b), for such inaccuracies as are de minimis relative to Section 2.2(b) taken as a whole); (ii) the representations and warranties of the Company contained in Section 2.2(a)(iv) and Section 2.2(c) shall be true and correct in all material respects as of the date hereof and as of the Closing with the same force and effect as though made at and as of the Closing (except that any representation and warranty that relates to a specified date or a specified time period need only to have been true and correct in all material respects with regard to such specified date or time period); and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing (without giving effect to any “Material Adverse Effect” (as defined below), “material” or “materiality” qualifications contained in such representations and warranties) with the same force and effect as though made at and as of the Closing (except that any representation and warranty that relates to a specified date or a specified time period need only to have been so true and correct with regard to such specified date or time period), except, in the case of this clause (iii) only, to the extent the failure of any such representations or warranties to be true and correct (without giving effect to any “Material Adverse Effect,” “material” or “materiality” qualifications contained in such representations and warranties) would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect;
(2)          the Company shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by it at or prior to the Closing under this Agreement;
(3)          Purchaser shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by a senior executive officer of the Company certifying to the effect that the conditions set forth in Section 1.2(b)(ii)(1) and Section 1.2(b)(ii)(2) have been satisfied;
(4)          since the date hereof, no Material Adverse Effect shall have occurred and no circumstance, event, change, occurrence, development or effect shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
(5)          the Company shall have delivered to Purchaser the items described in Section 1.2(c)(i);
(6)          the Pennsylvania Department of Banking and Securities shall have approved the transactions contemplated herein pursuant to Section 112 of the Pennsylvania Banking Code of 1965 (the “PADOB Approval”) or shall have confirmed, in form and substance acceptable to Purchaser, that the PADOB Approval is not required; and
(7)          there shall be no Materially Burdensome Condition (as defined below) outstanding, in effect or threatened.
(iii)          The obligation of the Company to effect the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, written waiver by the Company prior to the Closing of the following additional conditions:
(1)          the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date hereof and as of the Closing (without giving effect to any “material” or “materiality” qualifications contained in such representations and warranties) with the same force and effect as though made at and as of the Closing (except that any representation and warranty that relates to a specified date or a specified time period need only to have been true and correct with regard to such specified date or time period), except to the extent the failure of any such representations or warranties to be true and correct (without giving effect to any “material” or “materiality” qualifications contained in such representations and warranties)

would not, individually or in the aggregate, prevent or materially delay the ability of Purchaser to consummate the Closing;
(2)          Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by it at or prior to the Closing under this Agreement; and
(3)          the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Purchaser by an authorized signatory of the Purchaser certifying to the effect that the conditions set forth in Section 1.2(b)(iii)(1) and Section 1.2(b)(iii)(2) have been satisfied.
(c)          Closing Deliveries.
(i)          At the Closing, the Company will deliver to Purchaser:
(1)          evidence of book-entry notation in the name of Purchaser of 2,770,083 duly authorized, validly issued, fully-paid and non-assessable newly issued shares of Voting Common Stock, free and clear of all Liens (other than transfer restrictions imposed under applicable securities Laws);
(2)          certificates representing 650 shares of duly authorized, validly issued, fully-paid and non-assessable newly issued shares of Series C Preferred Stock, with a liquidation preference of $100,000 per share, free and clear of all Liens (other than transfer restrictions imposed under this Agreement or applicable securities Laws);
(3)          Warrants to purchase 922,438 duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (as such number may be adjusted in accordance with the terms of the Warrants), duly executed by the Company, free and clear of all Liens (other than transfer restrictions imposed under or applicable securities Laws);
(4)          evidence, reasonably satisfactory to Purchaser, that the Certificate of Designation, in the form attached to this Agreement as Exhibit A, has been filed with and accepted by the Pennsylvania Department of State, and that the Certificate of Designation is in full force and effect as of the Closing;
(5)          a counterpart signature page, duly executed by the Company, to the Registration Rights Agreement;
(6)          fully executed copies of each Voting Agreement; and

(7)          an opinion of counsel, dated as of the Closing Date, in the forms attached hereto as Exhibit F-1 and Exhibit F-2.
(ii)          If, prior to the Closing, the outstanding shares of Common Stock shall have been changed into a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the Company’s capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the (A) Voting Common Stock to be delivered pursuant to Section 1.2(c)(i)(1), (B) Series C Preferred Stock to be delivered pursuant to Section 1.2(c)(i)(2) and (C) Warrants to be delivered pursuant to Section 1.2(c)(i)(2) to give Purchaser the same economic effect as contemplated by this Agreement prior to such event.
(iii)          At the Closing,
(1)          in exchange for the shares of Voting Common Stock issued to Purchaser by the Company at the Closing in accordance with this Agreement, Purchaser will pay to the Company, by wire transfer of immediately available funds to an account designated by the Company in writing at least one Business Day prior to the Closing Date, a per share purchase price of $14.44 and an aggregate purchase price of $40,000,000 (the “Common Stock Purchase Price”); and
(2)          in exchange for the shares of Series C Preferred Stock issued to Purchaser by the Company at the Closing in accordance with this Agreement, Purchaser will pay to the Company, by wire transfer of immediately available funds to an account designated by the Company in writing at least one Business Day prior to the Closing Date, for a per share purchase price of $100,000 and an aggregate purchase price of $65,000,000 (together with the Common Stock Purchase Price, the “Purchase Price”).
ARTICLE II

REPRESENTATIONS AND WARRANTIES
Section 2.1          Disclosure.
(a)          Concurrently with the execution and delivery of this Agreement, the Company delivered to Purchaser a disclosure schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2, or to one or more covenants contained in Article III.
(b)          As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, occurrence, development or effect that (i) is, or is reasonably expected to be, material and adverse to the business, assets, results of operations or condition (financial or otherwise) of the Company and Company Subsidiaries taken as a whole or (ii) would, or would reasonably be expected to, materially impair or delay the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, however, that, in the case of clause (i) only, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in laws, rules and regulations by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of Purchaser, (D) changes, after the date hereof, in general economic, monetary or financial conditions, including changes in prevailing interest rates and credit markets, (E) the failure in-and-of-itself of the Company to meet any internal or public projections, forecasts, estimates or guidance (but not the underlying cause or causes of any such failure), (F) changes, after the date hereof, in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (G) natural disaster or any pandemic or epidemic, including the novel coronavirus (COVID-19), and related government responses or restrictions and resulting market disruption, and (H) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), (B), (D), (F) and (G), to the extent that any of the effects of such changes have a material and disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally, in which case such disproportionate effect will be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur.
“Previously Disclosed” with regard to the Company, means (i) information set forth on the Company Disclosure Schedule; provided, however, that disclosure in any section of such the Company Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that such disclosure is expressly cross-referenced in another section of the Company Disclosure Schedule or to the extent such disclosure is readily apparent from the face of such disclosure that such disclosure is applicable to another section of the Company Disclosure Schedule notwithstanding the absence of a specific cross-reference in such other section of the Company Disclosure Schedule and (ii) information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed by it with the SEC on February 24, 2020 (the “Company 10-K”), (B) its Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on April 16, 2020, (C) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 or June 30, 2020, as applicable, as filed by it with the SEC on May 11, 2020 or August 5, 2020, respectively (together, the “Company 10-Qs”), or (D) any Current Report on Form 8-K filed or furnished by the Company with or to the SEC since January 1, 2020 and publicly available prior to the date of this Agreement (excluding, in the case of all of the foregoing documents, any risk factor disclosures contained in such documents whether or not included under the heading “Risk Factors”), any disclosure of risks included in any “forward-looking statements” disclaimer and other statements that are similarly non-specific or are cautionary, predictive or forward-looking in nature).

Section 2.2          Representations and Warranties of the Company. The Company represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing, that, except as Previously Disclosed:
(a)          Organization and Authority.
(i)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The Company has the corporate power and authority and governmental authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(ii)          The Company Articles (together with any amendments thereto) and the by-laws of the Company (together with any amendments thereto) (the “Company Bylaws”) filed with the SEC are in effect on the date of this Agreement, and no amendments thereto are pending or contemplated, except for the adoption and filing of the Certificate of Designation and the Charter Amendment (as defined below), as expressly contemplated by the terms of this Agreement. The Company is not in violation of any provision of the Company Articles or the Company Bylaws. The minute books of the Company made available to Purchaser reflect in all material respects all corporate actions taken since January 1, 2017 by the Company’s shareholders, the board of directors of the Company (the “Board of Directors”) and each committee of the Board of Directors, as applicable.
(iii)          TriState Capital Bank is not a member of the Federal Reserve (as defined below).  TriState Capital Bank is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  TriState Capital Bank’s deposits (including its brokered deposits) are insured by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid in full when due and no proceedings for the termination of such insurance are pending or threatened.  TriState Capital Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.
(iv)          Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Company Subsidiary has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity of which such first person (x) is, or directly or indirectly has the power to appoint, a general partner, manager or managing member or others performing similar functions or (y) directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions and “Company Subsidiary” means any Subsidiary of the Company.
(b)          Capitalization. The authorized capital stock of the Company consists of 45,000,000 shares of Voting Common Stock and 150,000 shares of preferred stock, no par value (the “Preferred Stock”), of which the Company has (i) 40,250 authorized shares of Series A Non-Cumulative Perpetual Preferred Stock, no par value (the “Series A Preferred Stock”), and (ii) 80,500 shares of Series B Non-Cumulative Perpetual Preferred Stock, no par value (the “Series B Preferred Stock”).  As of the date of this Agreement, there are (A) 29,828,143 shares of Voting Common Stock issued and outstanding, which number includes 1,518,102 unvested shares of restricted stock, (B) 40,250 shares of Series A Preferred Stock issued and outstanding, (C) 80,500 shares of Series B Preferred Stock issued and outstanding, (D) 2,284,070 shares of Voting Common Stock held in treasury and (E) 355,120 shares of Voting Common Stock reserved for issuance upon exercise of outstanding stock options. Except for the foregoing and in connection with this Agreement and the transactions contemplated hereby, the Company has not issued, reserved for issuance, repurchased or redeemed, or authorized the issuance, repurchase or redemption of, any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding. Other than the Series A Preferred Stock, the Series B Preferred Stock, and stock option awards and restricted stock awards issued pursuant to the Company’s Benefit Plans (as defined below) and listed in the first sentence of this Section 2.2(b), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements relating to the issuance, transfer, sale, purchase, redemption or other acquisition, of any shares of the Company’s capital stock or any securities convertible into, or exercisable or exchangeable for, any shares of the Company’s capital stock (“Convertible Securities”). Other than this Agreement and the Voting Agreements, the Company is not a party to, and, to the Company’s knowledge, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting, transfer or ownership of any shares of Common Stock, any other shares of the Company’s capital stock or any Convertible Securities.
(c)          Company’s Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of and all other equity interests in, and all Convertible Securities applicable to any such capital stock or other equity interests, of each of the Company Subsidiaries, free and clear of any liens, charges, adverse rights or claims, pledges, covenant, title defect, security interests and other encumbrances of any kind (“Liens”), and all of such shares, equity interests and Convertible Securities are duly authorized, validly issued, fully-

paid, nonassessable and free and clear of all Liens, and were not issued in violation of any applicable preemptive rights or applicable Law, and with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements relating to the issuance, transfer, sale, purchase, redemption or other acquisition, of any shares of capital stock or any Voting Debt of such Company Subsidiary or any Convertible Securities applicable to such capital stock or Voting Debt.
(d)          Authorization.
(i)          The Company has the corporate power and authority to enter into this Agreement, the Voting Agreements and the Registration Rights Agreement (together with the Voting Agreements, the “Ancillary Transaction Documents”) and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously authorized by the Board of Directors and, other than the Requisite Shareholder Approval, no other corporate proceedings or shareholder actions are necessary for the execution and delivery by the Company of this Agreement or the Ancillary Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Voting Agreements will be, and, at the Closing, the Registration Rights Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser (in the case of this Agreement and the Registration Rights Agreement) or by the other party thereto (in the case of each Voting Agreement), is (or, in the case of the Registration Rights Agreement, will be) a valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (the “Enforceability Exceptions”)).
(ii)          The only vote or consent of the shareholders of the Company that is or may be necessary in order for the Company to execute and deliver this Agreement and the Ancillary Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby is the approval by the affirmative vote of a majority of the total votes cast by the shareholders of the Company entitled to vote on the amendment of the Company Articles to create and authorize, as a new class of Common Stock, the Non-Voting Common Stock (the “Requisite Shareholder Approval”, and such proposal the “Shareholder Proposal”). The only shares of the Company’s capital stock that are entitled to vote on the Shareholder Proposal are the shares of the Voting Common Stock outstanding on the record date for a meeting at which a vote is taken with respect to the Shareholder Proposal.
(iii)          Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor performance by the Company of its obligations hereunder or thereunder (including the conversion or exercise provisions of the Series C Preferred Stock or the Warrants), (A) violates or will violate any provision of the Company Articles or Company Bylaws (or similar governing documents) or the governing documents of any Company Subsidiary, (B) violates or will violate any Law or Order applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (C) violates, conflicts with, or results in, or will violate, conflict with or result in, a breach of any provision of, or constitutes or will constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or results or will result in the termination of, or results in or will result in the loss of any benefit or creation of any right on the part of any third party under, or accelerates or will accelerate the performance required by, or results in or will result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, except, in the case of clauses (B) and (C) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(e)          Consents and Approvals. Other than (i) the PADOB Approval and the filing of any application with respect thereto, (ii) the filing of the Certificate of Designation and the Charter Amendment with the Pennsylvania Department of State, (iii) the receipt of the Requisite Shareholder Approval and (iv) compliance with any applicable securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, Order, consent or approval of, any Governmental Entity or any third party, or expiration or termination of any statutory waiting period, is necessary for the Company to execute and deliver this Agreement or the Ancillary Transaction Documents, to consummate the transactions contemplated hereby or thereby or to perform its obligations hereunder or thereunder except such as already have been obtained.
(f)          Financial Statements. Each of the consolidated statements of financial condition of the Company and the Company Subsidiaries and the related consolidated statements of income, changes in shareholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”), included (or incorporated by reference) in any Company Report filed with the SEC, (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (iv) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP, the Company’s independent auditor, has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(g)          Reports.
(i)          Since January 1, 2018, the Company and each Company Subsidiary have timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that such entity was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities. To the knowledge of the Company, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable. With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates. No executive officer of the Company or any Company Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. To the knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to Rules 13a-14 and 15d-14 under the Exchange Act, without qualification, with respect to the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020.

(ii)    The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) which are designed to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness or significant deficiency in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting. Since January 1, 2018, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material written (or, to the Company’s knowledge, oral) complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.
(h)          Properties and Leases. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them free and clear of all Liens that would affect the value thereof or interfere with the use made or to be made thereof by them. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

(i)          Taxes. Each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all income and other material Tax Returns required to be filed by it and (y) paid in full all Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns, except for any Taxes that are being contested in good faith (and for which adequate reserves have been established) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. There are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries except for statutory Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest or penalties attributable thereto, and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
(j)          Absence of Certain Changes. Since December 31, 2019, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) except for dividends on the Series A Preferred Stock and the Series B Preferred Stock, the Company has not made or declared any distribution in cash or in kind to its shareholders and (iii) no circumstance, event, change, occurrence, development or effect has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(k)          No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company Financial Statements publicly filed with the SEC prior to the date hereof, except for (i) liabilities that have arisen since December 31, 2019, in the ordinary and usual course of business of the Company consistent with past practice, (ii) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements Previously Disclosed and (iii) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(l)          Commitments and Contracts. Schedule 2.2(l) of the Company Disclosure Schedule sets forth a true, correct and complete list of, and the Company has Previously Disclosed or provided to Purchaser true, correct and complete copies of, each of the following contracts and agreements to which the Company or any Company Subsidiary is a party or subject (each such contract and agreement, whether or not so listed on such Schedule, a “Material Contract”):
(i)          any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act to be performed in whole or in part after the date of this Agreement;
(ii)          any contract or agreement which limits the ability of the Company or any of the Company Subsidiaries or any Affiliates of the Company to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);
(iii)          any material joint venture, partnership, strategic alliance, or other similar contract;
(iv)          any contract or agreement relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract or agreement contains any outstanding material obligations or rights, including contingent obligations or rights and indemnity obligations or rights, of the Company or any of the Company Subsidiaries;
(v)          any contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary;
(vi)          any contract pursuant to which any benefit thereunder would be accelerated or increased or any of the rights or obligations of the parties thereunder would be otherwise changed or affected, by the transactions contemplated hereby; and
(vii)          any contract that would reasonably be expected to prevent, materially delay, or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Transaction Documents.
Except as Previously Disclosed: (A) each of the Material Contracts is (x) valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect and (y) enforceable against the Company or the Company Subsidiary, as applicable, and, to the knowledge of the Company, the counterparty thereto (except as may be limited by the Enforceability Exceptions); (B) with respect to each Material Contract, the Company and each of the Company Subsidiaries, as applicable, are in compliance in all material respects with and have performed in all material respects all obligations required to be performed by such person under such Material Contract; and (C) to the knowledge of the Company, each counterparty thereto is in compliance in all material respects with and has performed in all material respects all obligations required to be performed by such counterparty under such Material Contract. Neither the Company nor any Company Subsidiary has received or delivered any written notice of cancellation or termination of any Material Contract.
(m)          Offering of Securities. Neither the Company, nor any of its Affiliates, nor any person acting on its behalf has, directly or indirectly, taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the Securities to Purchaser pursuant to this Agreement to the registration requirements of the Securities Act.
(n)          General Solicitation. Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.
(o)          Listing. The Voting Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which, to the Company’s knowledge, is likely to have the effect of, terminating the registration of the Voting Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, in the twelve months preceding the date hereof, received notice from The Nasdaq Global Select Market that the Company is not in compliance with the listing or maintenance requirements of The Nasdaq Global Select Market. The Company is as of the date hereof, will be as of the date of the issuance of Voting Common Stock pursuant to this Agreement, and, to the Company’s knowledge, will continue to be in the foreseeable future, in compliance with all such listing and maintenance requirements.
(p)          Manipulation of Prices. None of the Company or its Subsidiaries, or any of their respective officers, directors or Affiliates and, to the Company’s knowledge, no one acting on any such person’s behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or any Subsidiary to facilitate the sale or resale of any shares of the Voting Common Stock.
(q)          No Other Registration Rights. Except as provided in the Registration Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding Voting Common Stock or any Voting Common Stock issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreements, no shareholder of the Company has entered into any agreements with respect to the Voting Common Stock of the Company.

(r)          Status of Securities. The shares of Series C Preferred Stock (upon filing of the Certificate of Designation with the Pennsylvania Department of State), the shares of Voting Common Stock Non-Voting Common Stock (upon the receipt of the Requisite Shareholder Approval and the filing of the Charter Amendment with the Pennsylvania Department of State), and the Warrants to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Series C Preferred Stock and Voting Common Stock will be validly issued, fully-paid, nonassessable and free and clear of all Liens, will not subject the holders thereof to personal liability and will not be issued in violation of any applicable preemptive rights or any applicable Law.  The Warrants, when executed and delivered by the Company pursuant to this Agreement, will constitute valid and legally binding agreements of the Company enforceable in accordance with their terms (except as enforcement may be limited by the Enforceability Exceptions). The shares of Non-Voting Common Stock issuable upon the conversion of the Series C Preferred Stock and exercise of the Warrants will, upon filing of the Charter Amendment with the Pennsylvania Department of State and receipt of the Requisite Shareholder Approval, have been duly authorized by all necessary corporate action and when so issued upon such conversion or exercise will be validly issued, fully-paid, nonassessable and free and clear of all Liens, will not subject the holders thereof to personal liability and will not be issued in violation of any applicable preemptive rights or any applicable Law.
(s)          Litigation and Other Proceedings.  The Company’s disclosures in the Company 10-K or Company 10-Qs under the heading “Legal Proceedings” describes in all material respects any claim, action, hearing, charge, dispute, suit, investigation, audit or proceeding (each an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any ordinary course routine Actions incident to the business of the Company that are not reasonably expected to be material to the Company and its Subsidiaries taken as a whole. There is no Action challenging the validity or propriety of the transactions contemplated by this Agreement.  There is no Order or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets, rights or properties of the Company or any of its Subsidiaries, that is, or would reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.
(t)          Compliance with Laws.
(i)          The Company and each Company Subsidiary holds in full force and effect, and have, at all times since January 1, 2018, held in full force and effect, all permits, licenses, franchises, authorizations, Orders and approvals of (and have timely paid in full all fees and assessments due and payable in connection therewith), except for such failures to hold the same in full force and effect and such failures to so timely pay any such fees or assessments that, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. To the knowledge of the Company, no suspension or cancellation of any such permit, license, franchise, authorization, Order or approval is threatened. The Company and each Company Subsidiary have timely made all filings, applications and registrations with all Governmental Entities that are required in order to permit each of them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and the Company Subsidiaries, taken as a whole. The Company and each Company Subsidiary is in compliance in all material respects with, and has complied in all material respects with, and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable Law or Order, other than such noncompliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.
(ii)           Neither the Company nor any of its Subsidiaries has originated any loans under, or otherwise participated in, any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act (as it may be amended, supplemented or modified), including the Paycheck Protection Program.
(u)          Company Benefit Plans.
(i)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) with respect to each Benefit Plan, the Company and the Company Subsidiaries, as well as each Benefit Plan, have complied, and are now in compliance with all provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and all laws and regulations applicable to such Benefit Plan and (B) each Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. “Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto)).
(ii)          Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that could likely result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Benefit Plan under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a material tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.
(iii)          None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan is subject to Section 413(c) of the Code or that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(iv)          Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) none of the execution and delivery of this Agreement or the Ancillary Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event) (1) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) or other compensation (including stock-based compensation) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or otherwise, (2) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, (3) increase the amount or value of any payment, compensation (including stock-based compensation) or other benefit under any Benefit Plan, (4) result in any acceleration of the time of payment or vesting of any such payment, compensation or other benefit, (5) require the funding or increase in the funding of any such payment, compensation or other benefit or (6) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any payments, compensation or other benefit or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.  Neither the Company nor any Company Subsidiary has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and the Company Subsidiaries.
(v)          Registered Investment Adviser.
(i)          Chartwell Investment Partners, LLC is the only Company Subsidiary registered, or required to be registered, as an investment adviser under the Investment Advisers Act of 1940 (the “Investment Advisers Act”) (“Company RIA Subsidiary”).
(ii)          The Company RIA Subsidiary is, and at all times required by the Investment Advisers Act has been, duly registered as an investment adviser under the Investment Advisers Act. The Company RIA Subsidiary is, and at all times required by Law (other than the Investment Advisers Act) has been since January 1, 2018, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.
(iii)           The Company RIA Subsidiary has established in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since January 1, 2018, (A) written anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program, (B) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (C) written cyber security and identity theft policies and procedures, (D) written supervisory procedures and a supervisory control system, (E) written policies and procedures designed to protect non-public personal information about customers, clients and other third parties, (F) written recordkeeping policies and procedures and (G) other policies required to be maintained by the Company RIA Subsidiary under applicable Law, including Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case, as would not, individually or in the aggregate, be material to Company and the Company Subsidiaries, taken as a whole.
(iv)          With respect to the Company RIA Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (A) none of such Company RIA Subsidiary nor, to the Company’s knowledge, its control persons, its directors or officers, or any of the Company RIA Subsidiary’s other “associated persons” (as defined in the Investment Advisers Act) is (x) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (y) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (z) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (x), (y) or (z), such Company RIA Subsidiary or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (B) is there any Action pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such Company RIA Subsidiary, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification.
(w)          Broker-Dealer Subsidiary. Chartwell TSC Securities Corp. is the only Company Subsidiary registered, or required to be registered, as a broker-dealer under the Exchange Act (“Company Broker-Dealer Subsidiary”). The Company Broker-Dealer Subsidiary is, and has been at all times since January 1, 2018, duly registered, licensed or qualified as a broker-dealer under the Exchange Act, and under the securities Laws of each jurisdiction where the conduct of its business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. The Company Broker-Dealer Subsidiary is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and each other self-regulatory organization where the conduct of its business requires such membership, except where the failure to be in such good standing would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.  The Company Broker-Dealer Subsidiary currently maintains, and since January 1, 2018 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by such Company Broker-Dealer Subsidiary, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Exchange Act. Neither the Company Broker-Dealer Subsidiary nor, to the Company’s knowledge, any of its respective Affiliates or “associated persons” (as defined in the Exchange Act) is (A) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” of a Broker-Dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, (C) subject to any material disciplinary proceedings or Orders that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which disciplinary proceedings or Orders are not actually disclosed on such person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act.
(x)          Intellectual Property.

(i)          The Company and the Company Subsidiaries own (free and clear of any Liens) or have a valid license to use all Intellectual Property used in or necessary to carry on their business as currently conducted. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) the use of any Intellectual Property by the Company or any of the Company Subsidiaries, to the Company’s knowledge, does not infringe, misappropriate or otherwise violate the rights of any person with respect to such Intellectual Property, (B) no person has asserted to the Company or any Company Subsidiary that the Company or any Company Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person and (C) no person is challenging, infringing on or otherwise violating any right of the Company or any of the Company Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or Company Subsidiaries.  “Intellectual Property” shall mean trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
(ii)          Each of the Company and the Company Subsidiaries has (A) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (B) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. Since January 1, 2018, to the Company’s knowledge, there has been no material loss, damage, or unauthorized access to, or modification or misuse of, any such personally identifiable information.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Company’s knowledge, since January 1, 2018, no third party has gained unauthorized access to personally identifiable information on any Company Systems.  As used herein, “Company Systems” shall mean the computer, information technology and data processing systems, facilities and services owned by the Company or any Company Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and service.
(y)          Risk Management Instruments. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all material derivative instruments, including swaps, caps, floors and option agreements to which the Company or any of its Subsidiaries is a party were entered into (i) only in the ordinary course of business consistent with past practice, (ii) in accordance with prudent practices and in all material respects with Laws and Orders and (iii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms (except as enforcement may be limited by the Enforceability Exceptions). To the Company’s knowledge, neither the Company, the Company Subsidiaries nor any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.
(z)          Agreements with Regulatory Agencies; Compliance with Certain Banking Regulations.
(i)          Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2018, a recipient of any supervisory letter from, or since January 1, 2018, has adopted any board policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts in any material respect the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”). Each of the Company and each Company Subsidiary is and, since January 1, 2018, has been in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in any material respect with any such Regulatory Agreement.
(ii)          The Company has no knowledge of any facts and circumstances that would cause any Company Subsidiary banking institutions: (1) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (2) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act, the USA PATRIOT ACT (as defined below), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other anti-money laundering statute, rule or regulation; or (3) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not aware of any facts or circumstances which would cause it to believe that any nonpublic customer information has been disclosed to or accessed by an unauthorized third party.
(aa)          Environmental Liability. There is no legal, administrative, arbitral or other proceeding, claim or action of any nature seeking to impose on the Company or any Company Subsidiary, any liability or obligation of the Company or any Company Subsidiary with respect to any environmental health or safety matters or any private or governmental, health or safety investigations or remediation activities of any nature arising under common law or under any environmental, health or safety Law, pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary the result of which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and to the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any Order by or with any Governmental Entity or third-party imposing any such environmental liability.
(bb)          Loan Portfolio.
(i)          As of the date hereof, neither the Company nor any of the Company Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Company Subsidiary is a creditor and that, as of September 30, 2020, had an outstanding balance of $500,000 or more and under the terms of which the obligor was, as of September 30, 2020, over 90 days or more delinquent in payment of principal or interest.
(ii)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Loan of the Company or any of the Company Subsidiaries with an outstanding balance of $500,000 or more as of September 30, 2020 (1) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (2) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (3) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Enforceability Exceptions).
(iii)          Each outstanding Loan of the Company and Company Subsidiaries was solicited and originated, and is and has been administered and, where applicable, serviced, in all material respects in accordance with the written underwriting standards of the Company and Company Subsidiaries and with all applicable Laws.
(iv)          There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve”)) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(v)          Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.
(cc)          Anti-takeover Provisions Not Applicable. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and those contemplated by the Voting Agreements will be deemed to be exceptions to the provisions of, or will otherwise not be subject to, Subchapter 25F of the Pennsylvania Business Corporation Law, and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law does not and will not apply to this Agreement or the Voting Agreement or to any of the transactions contemplated hereby or thereby.
(dd)          Brokers and Finders. Except for Ardea Partners LP, neither the Company nor any Company Subsidiary nor any of their respective officers or directors, or to the Company’s knowledge, other employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the transactions contemplated hereby.
(ee)          Anti-Corruption and Anti-Bribery Laws. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made or taken any act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or public international organization, or any political party, party official, or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, authorized, requested or taken an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit.  The Company and its Subsidiaries and, to the knowledge of the Company, the Company’s Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures reasonably designed to ensure compliance therewith.
(ff)          Compliance with Anti-Money Laundering Laws. The operations of the Company and each of its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) (the “USA PATRIOT Act”), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its Subsidiaries with respect to the Anti-Money Laundering Laws is pending.
(gg)          Sanctions. Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any director, officer or employee of the Company or any of its Subsidiaries is currently the subject or the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State or other relevant sanctions authority (collectively, “Sanctions”); nor is the Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea and Syria (a “Sanctioned Country”); and the Company will not directly or indirectly knowingly use the proceeds of the transaction contemplated hereby, or lend, contribute or otherwise make available such proceeds to any Subsidiary, or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that at the time of such financing, is the subject or the target of Sanctions or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of applicable Sanctions.  Since January 1, 2018, the Company and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.
Section 2.3          Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company, as of the date of this Agreement and as of the Closing, that:
(a)          Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly licensed or qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or licensed, except where failure to be so qualified or licensed would not, either individually or in the aggregate, reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby. Purchaser has the organizational power and authority and governmental authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted.

(b)          Authorization.
(i)          Purchaser has the organizational power and authority to enter into this Agreement and the Registration Rights Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Purchaser’s board of directors, general partner or managing members, as the case may be, and no further approval or authorization by any of its partners or other equity owners, as the case may be, is necessary for the execution and delivery by Purchaser of this Agreement or the Registration Rights Agreement, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby. This Agreement has been, and at the Closing the Registration Rights Agreement will be, duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is (or, in the case of the Registration Rights Agreement, will be) a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms (except as enforcement may be limited by the Enforceability Exceptions).
(ii)          Neither the execution, delivery or performance by Purchaser of this Agreement or the Registration Rights Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor performance by Purchaser of its obligations hereunder or thereunder (A) violates or will violate any provision of Purchaser’s certificate of limited partnership or partnership agreement or similar governing documents, (B) violates, conflicts with, or results in, or will violate, conflict with or result in, a breach of any provision of, or constitutes or will constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or results or will result in the termination of, or results in or will result in the loss of any benefit or creation of any right on the part of any third party under, or accelerates or will accelerate the performance required by, or results in or will result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (C) subject to compliance with the statutes and regulations referred to in Section 2.3(b)(iii), violate any Law applicable to Purchaser or any of its properties or assets, except, in the case of clauses (B) and (C), for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
(iii)          Other than  (A) the PADOB Approval and the filing of any application with respect thereto, (B) the filing of the Certificate of

Designation and the Charter Amendment with the Pennsylvania Department of State, (C) the receipt of the Requisite Shareholder Approval and (D) compliance with any applicable securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, Order, consent or approval of, any Governmental Entity or any third party, nor expiration or termination of any statutory waiting period, is necessary for Purchaser to execute and deliver this Agreement or the Registration Rights Agreement, to consummate of the transactions contemplated by hereby or thereby or to perform its obligations hereunder or thereunder.
(c)          Purchase for Investment. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. Purchaser (i) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (ii) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision, and (iv) is an “accredited investor” (as that term is defined in Rule 501 of the Securities Act).
(d)          No “Bad Actor” Disqualification Events. Neither Purchaser nor, to Purchaser’s knowledge, its Affiliates, nor any of their respective officers, directors, employees, agents, partners or members, is subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.
(e)          Information. Purchaser acknowledges that: (i) Purchaser is not being provided with the disclosures that would be required if the offer and sale of the Securities were registered under the Securities Act, nor is Purchaser being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Securities; (ii) Purchaser has conducted its own examination of the Company and the terms of the Securities to the extent Purchaser deems necessary to make its decision to invest in the Securities; and (iii) Purchaser has availed itself of publicly available financial and other information concerning the Company to the extent Purchaser deems necessary to make its decision to purchase the Securities.
(f)          Ability to Bear Economic Risk of Investment. Purchaser recognizes that an investment in the Securities involves substantial risk. Purchaser has the ability to bear the economic risk of the prospective investment in the Securities, including the ability to hold the Securities indefinitely, and further including the ability to bear a complete loss of all of Purchaser’s investment in the Company.
(g)          Ownership. As of the date of this Agreement, neither Purchaser nor any of its Affiliates (other than any Affiliate with respect to which Purchaser is not the party exercising control over investment decisions) are the owners of record or the Beneficial Owners of shares of Common Stock or securities convertible into or exchangeable for Common Stock. For purposes of this Agreement, a person shall be deemed to “Beneficially Own” any securities of which such person is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act.
(h)          Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby.
ARTICLE III

COVENANTS
Section 3.1          Filings; Other Actions.
(a)          Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party hereto shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party as contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party reasonably apprised of the status of matters referred to in this Section 3.1. To the extent permitted by Law, Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
(b)          Unless this Agreement has been terminated pursuant to Section 5.1, the Company shall include in the Company’s preliminary, if applicable, and definitive proxy statement on Schedule 14A for its annual meeting of shareholders to be held in 2021 (together, the “Annual Meeting Proxy”), a proposal to approve an amendment to the Company Articles, in the form attached hereto as Exhibit E (the “Charter Amendment”), to create, as a new class of common stock of the Company, the Non-Voting Common Stock. The Board of Directors shall unanimously recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposal (the “Company Recommendation”).

(c)          The Company shall (i) include the Company Recommendation in the Annual Meeting Proxy, (ii) if applicable, use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Annual Meeting Proxy or any amendment thereto, (iii) use reasonable best efforts to cause Annual Meeting Proxy to be mailed to the Company’s shareholders not more than two Business Days after clearance thereof by the SEC, if applicable, and (iv) use reasonable best efforts to solicit proxies in favor of approving the Shareholder Proposal. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the Annual Meeting Proxy or any amendment thereto and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and shall promptly supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the Annual Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Annual Meeting Proxy, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement.
(d)          In connection with the Annual Meeting Proxy, the Company shall (i) provide Purchaser and its representatives with a reasonable opportunity to review in advance (but in no event shall such review period be less than five Business Days) any drafts of any such preliminary proxy statement, response to any comments of the SEC or its staff, correspondence, amendment, supplement and any such definitive proxy statement and accept any reasonable comments made by Purchaser or any of its representatives with respect to any such preliminary or definitive proxy statement, response, correspondence, amendment or supplement. Purchaser will reasonably cooperate with the Company in connection with the filings to be made by the Company in accordance with Section 3.1(b). Each of Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the Annual Meeting Proxy if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by Laws.
(e)          The Company shall not withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation.
Section 3.2          Access, Information and Confidentiality.
(a)          From the date hereof and continuing following the Closing for so long as Purchaser owns any Securities, the Company will (i) permit Purchaser, its Affiliates and any employees or other representatives of the Purchaser or any such Affiliate, to visit and inspect the properties of the Company and the Company Subsidiaries, to examine the corporate books and to discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the principal officers of the Company or any Company Subsidiary, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request, (ii) make appropriate officers and directors of the Company and Company Subsidiaries available periodically and at such times as reasonably requested by Purchaser for consultation with

Purchaser or its designated representative with respect to matters relating to the business and affairs of the Company and Company Subsidiaries and (iii) to the extent not prohibited by applicable Law (and with respect to events which require public disclosure in the Company’s reasonable determination, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the Purchaser or its designated representative in advance with respect to any significant corporate actions, and to provide Purchaser or its designated representative with the right to consult with the Company and Company Subsidiaries with respect to such actions. From Closing until the Board Representative is appointed to the Board of Directors of the Company, the Company will deliver to Purchaser, promptly following its delivery to the Company’s senior management, (A) the monthly financial reporting package delivered to the Company’s senior management and (B) any other periodic financial reports prepared by or on behalf of the Company and the Company’s Subsidiaries for the senior management of the Company.  Any investigation pursuant to this Section 3.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (x) prohibited by Law, (y) that the Company reasonably believes such information to be competitively sensitive proprietary information or (z) that such disclosure would reasonably be expected to cause a violation of any agreement made available to Purchaser to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of attorney-client privilege to the Company or any Company Subsidiary (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties). The Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)          Purchaser and the Company shall hold all information furnished by or on behalf of the other party or its Affiliates or their respective Representatives in confidence to the extent required by, and in accordance with, the provisions of the non-disclosure agreement, dated July 21, 2020, among Purchaser and the Company (the “Confidentiality Agreement”).
(c)          From the date hereof until the Closing, the Company shall not, and it shall cause its Affiliates and its and each such Affiliate’s respective representatives, directors, officers, employees, consultants, attorneys, accountants and agents (“Representative”) not to, directly or indirectly, without the prior written consent of Purchaser, (i) negotiate, enter into, agree to, pursue, solicit or encourage any offer or proposal, or the making of any offer or proposal, letter of intent or other indication of interest (including by way of furnishing any information concerning or relating to the Company or its business, whether oral, written, electronic or otherwise, including without limitation any and all notes, memoranda, summaries, compilations, forecasts, studies, data, analyses or other documents prepared by the Company or any of its Representatives which use, contain, are derived from, incorporate or otherwise reflect such information (collectively, the “Company Evaluation Material”), or access to any such Company Evaluation Material), or enter into any agreement, arrangement or understanding with respect to, or otherwise assist any person in such person’s consideration, evaluation or pursuit of, (1) a possible recapitalization or other disposition of a substantial portion of the assets of the Company or (2) any transaction substantially similar to the transaction contemplated hereby with any other person (other than Purchaser) (any such transaction, an “Alternative Transaction”) or

(ii) provide any Company Evaluation Material or information relating to the transaction contemplated hereby or any Alternative Transaction to any other person in connection with or relating to any Alternative Transaction.
Section 3.3          Conduct of the Business. Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts to carry on its business in the ordinary course of business consistent with past practice and maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided that nothing in this sentence shall require any actions that are prohibited by applicable Law. During the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to:
(a)          make, declare or pay any dividend (other than dividends on its Series A Preferred Stock and Series B Preferred Stock in the ordinary course of business consistent with past practice and in accordance with the terms thereof) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock; or
(b)          amend the Company Articles, Company Bylaws or comparable governing or organizational document of any of the Company Subsidiaries (except as contemplated by this Agreement).
If the Company takes any action that would require any antidilution adjustment to be made under the Certificate of Designation or the Warrants as if issued on the date of this Agreement, the Company shall make appropriate adjustments such that Purchaser will receive the benefit of such transaction as if the Securities to be delivered and paid for by Purchaser on the Closing Date had been outstanding as of the date of such action.
Section 3.4          Preferred Stock Covenant. The Company agrees to treat the Series C Preferred Stock as stock that participates in the corporate growth of the Company to a significant extent within the meaning of Treasury Regulation Section 1.305-5(a), and hence will not treat the Series C Preferred Stock as “preferred stock” for purposes of the Code.
ARTICLE IV

ADDITIONAL AGREEMENTS
Section 4.1          Transfer Restrictions.
(a)          Restrictions on Transfer. From and after the Closing, Purchaser shall not, except as otherwise permitted in this Agreement, transfer, sell, assign or otherwise dispose of (“Transfer”) any shares of Series C Preferred Stock acquired pursuant to this Agreement, except Purchaser may Transfer:

(i)          any shares of Series C Preferred Stock to any person at any time with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed);
(ii)          any shares of Series C Preferred Stock pursuant to a conversion in accordance with the Certificate of Designation;
(iii)          subject to Section 4.1(c), any shares of Series C Preferred Stock to any person at any time following the date that is the two year anniversary of the Closing Date; and
(iv)          any shares of Series C Preferred Stock in accordance with Section 4.1(b).
(b)          Purchaser Permitted Transfers. Purchaser may at any time Transfer any portion or all of its Securities as follows (each, a “Permitted Transfer”):
(i)          any Transfer of any Securities to (A) any Affiliate of Purchaser (any such transferee shall be included in the term “Purchaser”) or (B) any direct or indirect limited partner, shareholder or member of Purchaser, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement;
(ii)          any Transfer pursuant to a merger, division, consolidation, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company or any Company Subsidiaries; provided that such transaction has been approved by the Board of Directors (or a committee thereof);
(iii)          any Transfer to the Company; and
(iv)          to the extent Purchaser determines, in its reasonable discretion, that such Transfer is necessary or advisable to avoid a Materially Burdensome Condition.
(c)          In the event Purchaser intends to effect the Transfer of any shares of Series C Preferred Stock owned by it in accordance with Section 4.1(a)(iii), it shall first offer to Transfer such shares to the Company in writing (the “ROFR Notice”). The ROFR Notice shall specify the number of shares to be Transferred and the proposed terms. The Company, if it desires to accept such offer, shall give Purchaser written notice to such effect (the “Acceptance Notice”) within two Business Days of its receipt of the ROFR Notice (the “Acceptance Period”). If the Company sends the Acceptance Notice to Purchaser during the Acceptance Period, the parties shall have five Business Days to negotiate definitive documents and consummate the Transfer.  If the Company shall fail to give the Acceptance Notice to Purchaser during the Acceptance Period or otherwise elects not to participate in the Transfer, or if the parties fail to consummate such Transfer during such five Business Day period, Purchaser shall be free to consummate, within 120 days following the expiration of such five Business Day period (such date, the “ROFR Outside Date”), a Transfer with a third party; provided, however, that if on the ROFR Outside Date any requisite regulatory approval applicable to the proposed Transfer to such third party is outstanding, the ROFR Outside Date shall be automatically extended as necessary to obtain such regulatory approval (but not more than 6 months following the ROFR Outside Date).
Section 4.2          Governance Matters.
(a)          Purchaser may, within sixty days of the Closing Date, nominate one employee of Stone Point Capital LLC (or any of its subsidiaries or affiliates) to be appointed to the Board of Directors. The Company shall promptly cause such nominee (such nominee or any successor nominee selected by Purchaser, the “Board Representative”) to be appointed to the Board of Directors as a “Class II” director and to the board of directors of TriState Capital Bank as a Class “II” director (the “Bank Board of Directors”); provided that such Board Representative must be (i) reasonably acceptable to the Company and (ii) satisfy any applicable corporate governance requirements under SEC rules and regulations, the Nasdaq Exchange Listing Rules or similar authority as determined in the Company’s reasonable discretion; provided, further, that, in the case of clauses (i) and (ii), the Board Representative shall not be required to be “independent” under any such regulations or governance requirements. Following the expiration of the Board Representative’s initial term, so long as Purchaser together with its Affiliates Beneficially Owns in the aggregate at least 4.5% of the outstanding shares of Common Stock (including as outstanding for this purpose any shares of Common Stock issuable to any person upon conversion of the Series C Preferred Stock and shares of Common Stock issuable upon exercise of the Warrants, whether or not then convertible or exercisable by such person, and as adjusted from time to time for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the Company’s capitalization), the Company will be required to (A) include the Board Representative in the Company’s slate of director nominees and recommend to its shareholders that the Company’s shareholders vote in favor of the electing the Board Representative to the Board of Directors at the Company’s annual meeting, (B) use reasonable best efforts to have the Board Representative elected as a director of the Company and the Company shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors and (C) assuming the Board Representative is duly elected by the shareholders of the Company, the Company shall and shall cause TriState Capital Bank to take such action as may be necessary to appoint the Board Representative to the Bank Board of Directors. In the event that the Board Representative is not elected to the Board of Directors by the Company’s shareholders, the Company shall, to the extent permitted by the Company Articles and Company Bylaws, increase the size of the Board of Directors, and cause TriState Capital Bank to increase the Bank Board of Directors, by one and fill the resulting vacancies with the Board Representative.
(b)          If Purchaser together with its Affiliates no longer Beneficially Own in the aggregate the minimum percentage of Securities specified above in Section 4.2(a), Purchaser will have no further rights under Sections 4.2(a) through 4.2(d) and, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representative to resign from the Board of Directors and the Bank Board of Directors as promptly as reasonably practicable thereafter.

(c)          At the option of the Board Representative, the Board of Directors shall cause the Board Representative to be appointed to one or more committees of the Board of Directors (or any successor committee thereto) and the Bank Board of Directors as selected by Purchaser so long as the Board Representative qualifies to serve on such committees under the applicable rules of The Nasdaq Stock Market, subject to the Company’s corporate governance guidelines and the charter of such committee.
(d)          Subject to Section 4.2(a), Purchaser shall have the power to designate the Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director. The Board of Directors or the Bank Board of Directors, as applicable, will promptly take all action reasonably required to fill the vacancy resulting therefrom with such person (including using all reasonable best efforts to have such person elected as director of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors or the Bank Board of Directors, as applicable).
(e)          Without limiting the right of Purchaser and its Affiliates to provide additional compensation to the Board Representative, the Board Representative shall be entitled to receive from the Company and the Company Subsidiaries, if applicable, the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board of Directors or the Bank Board of Directors, as applicable, and each Board Representative shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the Bank Board of Directors, as applicable, or any committees thereof, to the same extent as the other members of the Board of Directors or the Bank Board of Directors, as applicable. The Company shall notify the Board Representative of all regular and special meetings of the Board of Directors or the Bank Board of Directors, as applicable, and shall notify the Board Representative of all regular and special meetings of any committee of the Board of Directors or the Bank Board of Directors, as applicable, of which the Board Representative is a member. The Company shall provide the Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors or the Bank Board of Directors, as applicable, concurrently as such materials are provided to the other members.
(f)          The Company acknowledges that the Board Representative (a “Purchaser Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by Purchaser and/or certain of its affiliates (collectively, the “Purchaser Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to each Purchaser Indemnitee are primary and any obligation of Purchaser Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Purchaser Indemnitee are secondary), and (ii) that it shall be required to advance the full amount of expenses incurred by each Purchaser Indemnitee and shall be liable for the full amount of all expenses and liabilities, in each case, to the extent legally permitted and as required by the terms of this Agreement and the Company Articles and Company Bylaws (and any other agreement regarding indemnification between the Company and any Purchaser Indemnitee), without regard to any rights a Purchaser Indemnitee may have against any Purchaser Indemnitor. The Company further agrees that no advancement or payment by any Purchaser Indemnitor on behalf of any Purchaser Indemnitee with respect to any claim for which such Purchaser Indemnitee has sought indemnification from the Company shall affect the foregoing and Purchaser Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Purchaser Indemnitee against the Company. The Company and each Purchaser Indemnitee agree that Purchaser Indemnitors are express third-party beneficiaries of the terms of this Section 4.2(f).
Section 4.3          Legend.
(a)          Purchaser agrees that all certificates or other instruments representing the Securities subject to this Agreement will bear a legend substantially to the following effect, except that the legend in clause (ii) below will only appear on Series C Preferred Stock:
(i)          THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT RELATING THERETO IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE LAW.
(ii)          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF OCTOBER 10, 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
(b)          Upon request of Purchaser, the Company shall promptly cause clause (i) of the legend to be removed from any certificate for any Securities held by Purchaser or any of its Affiliates; provided that Purchaser will provide supporting documentation to the Company to the effect that such legend is no longer required under the Securities Act.  The Company shall, whether or not requested by Purchaser, cause clause (ii) of the legend to be removed upon the two year anniversary of the Closing Date.
Section 4.4          Bank Regulatory Matters. Notwithstanding anything to the contrary in this Agreement, (a) neither the Company nor any Company Subsidiary shall take any action (including any redemption, repurchase, rescission or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where Purchaser is not given the right to participate in such redemption, repurchase, rescission or recapitalization to the extent of Purchaser’s pro rata proportion) and (b) Purchaser shall not be required to take any action, or accept or agree to the existence of any condition, in each case, that would reasonably be expected to pose a substantial risk that Purchaser, its Affiliates or any of their partners or principals would (x) be deemed to own, control or have the power to vote 10% or more of any class of voting securities of the Company for purposes of any applicable federal or state banking Law or regulation, (y) control, or be presumed to control, the Company for purposes of the BHC Act or the Change in Bank Control Act of 1978, as amended (the “CIBC Act”), or (z) become subject to any requirement, restriction or condition imposed by any Governmental Entity pursuant to any federal or state banking Law in connection with the transactions contemplated hereby that would be materially burdensome to them (each of (x) through (z), a “Materially Burdensome Condition”). In the event either party believes that the imposition of a Materially Burdensome Condition is reasonably likely to occur, it shall promptly notify the other party hereto and shall cooperate in good faith with such party to modify ownership or, to the extent commercially reasonable, make other arrangements or take any other action, in each case, as is necessary or advisable to avoid imposition of the Materially Burdensome Condition.
Section 4.5          Reservation for Issuance. The Company shall reserve that number of shares of Voting Common Stock, Non-Voting Common Stock and Series C Preferred Stock sufficient for issuance, including upon exercise or conversion, of Securities owned at any time by Purchaser, without regard to any limitation on such conversion or exercise; provided that in the case of the Series C Preferred Stock and the Warrants, the Company shall reserve such sufficient number of shares of Non-Voting Common Stock promptly following receipt of the Requisite Shareholder Approval pursuant to Section 3.1(b), and provide Purchaser with written evidence that the Board of Directors has adopted a resolution so reserving such shares.
Section 4.6          Certain Transactions. The Company will not merge or consolidate into, or sell, transfer, divide or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.
Section 4.7          Indemnity.
(a)          The Company agrees to indemnify, defend and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, partners, members, employees, representatives, successors and permitted assigns, and each person who controls Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent not prohibited by law, from and against any and all actions, suits, claims, proceedings, costs, losses, diminution in value, Taxes, liabilities, damages, payments, fees, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of, relating to or resulting from (i) any inaccuracy in or breach of any (A) Company Fundamental Representation or (B) any other representation or warranty of the Company set forth in this Agreement or any certificate delivered pursuant hereto, (ii) the Company’s breach of any agreements or covenants made by the Company in this Agreement or (iii) any action, suit, claim, proceeding or investigation by any Governmental Entity, shareholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby.
(b)          Purchaser agrees to indemnify, defend and hold harmless each of the Company and its Subsidiaries and each of their respective officers, directors, partners, members,

employees, representatives, successors and permitted assigns, and each person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent not prohibited by law, from and against any and all Losses arising out of, relating to or resulting from (i) any inaccuracy in or breach of any of Purchaser’s representations or warranties in this Agreement or any certificate delivered pursuant hereto or (ii) Purchaser’s breach of any agreements or covenants made by Purchaser in this Agreement.
(c)          A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim that does not result from a third party with respect to which it seeks indemnification (a “Direct Claim”) promptly after the discovery by such Indemnified Party of any matters giving rise to such claim. Such notice (a “Claim Notice”) shall describe in reasonable detail, to the extent practicable, such claim.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to the Direct Claim (a “Response Notice”). If the Indemnifying Party does not deliver a Response Notice within such 30-day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation to indemnify, compensate or reimburse the Indemnified Party for the full amount of all Losses related to or resulting therefrom.
(d)          In case any such Action is brought against an Indemnified Party by any person who is not a party to this Agreement or an Affiliate of any party to this Agreement or a representative of any of the foregoing, with respect to which the Indemnifying Party is or may be obligated to provide indemnification under this Section 4.7 (a “Third Party Claim”), the Indemnified Party shall, as promptly as reasonably practicable, cause a Claim Notice regarding any Third Party Claim of which it has knowledge that is covered by this Section 4.7 to be delivered to the Indemnifying Party. The Indemnifying Party shall have 20 days after its receipt of such Claim Notice to notify the Indemnified Party that, subject to the other provisions of this Section 4.7, the Indemnifying Party has elected to conduct and control the defense, negotiation or settlement of the applicable Third Party Claim and any Action resulting therefrom with counsel reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party elects to assume the defense of a Third Party Claim, (i) the Indemnifying Party will be deemed to have thereby irrevocably and automatically waived any rights it may have to contest its obligations to indemnify the Indemnified Party under this Agreement for Losses indemnifiable hereunder arising out of or resulting from such Third Party Claim and (ii) the Indemnified Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense; provided that if the Indemnified Party is advised by outside counsel that an actual or potential conflict of interest (including one or more legal defenses or counterclaims being available to such Indemnified Party or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party) would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim, then the Indemnifying Party shall pay the reasonable, out-of-pocket and documented fees, costs and expenses of counsel employed by the Indemnified Party; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus one local counsel in each relevant and applicable foreign jurisdiction) for all Indemnified Parties in connection with any Third Party Claim. If the Indemnifying Party does not assume the defense of the Third Party Claim within the 20-day period referenced in this Section 4.7, (x) the

Indemnified Party may defend against the Third Party Claim and (y) the Indemnifying Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense. The Indemnifying Party shall be liable to the Indemnified Party for the reasonable, documented and out-of-pocket fees, costs and expenses (including attorneys’ fees and disbursements) incurred by the Indemnified Party during any period in which the Indemnifying Party has not elected to assume the defense of a Third Party Claim.
(e)          Notwithstanding anything in this Section 4.7 to the contrary, (i) the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement agreement with respect to, any Third Party Claim, unless such Order or proposed settlement or compromise involves an unconditional release of the Indemnifying Party and does not contain any admission or finding of wrongdoing on behalf of the Indemnifying Party and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement with respect to, any Third Party Claim, unless the Order or proposed settlement or compromise (A) involves only the payment of money damages against which the Indemnified Party is indemnified by the Indemnifying Party, (B) does not impose an injunction or other equitable relief upon the Indemnified Party and (C) does not involve a finding or admission of any violation of Law or other wrongdoing by the Indemnified Party.
(f)          The failure by an Indemnified Party to timely or properly provide, pursuant to Section 4.7(c) or Section 4.7(d), any Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent, and only to the extent that, the Indemnifying Party is actually and directly prejudiced by such failure.
(g)          For purposes of the indemnity contained in Section 4.7(a)(i) and Section 4.7(b)(i), all qualifications and limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import (other than the reference to “Material Adverse Effect” in Section 2.2(j)(iii)), shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement or any certificate delivered pursuant hereto.
(h)          Except in the case of fraud, the Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(a)(i)(B), (i) with respect to any claim for indemnification if the amount of Losses with respect to such claim (including a series of related claims) is less than $25,000 (any claim or series of related claims involving Losses less than such amount being referred to as a “De Minimis Claim”) and (ii) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(a)(i)(B) exceeds $1,000,000 (the “Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount. Except in the case of fraud, Purchaser shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(b)(i), (1) with respect to any De Minimis Claim and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(b)(i) exceeds the Threshold Amount, in which event Purchaser shall be responsible for only the amount of such Losses in excess of the

Threshold Amount. Except in the case of fraud, the cumulative indemnification obligation of the Company under Section 4.7(a)(i)(B) shall in no event exceed the Purchase Price and the cumulative indemnification obligation of Purchaser under Section 4.7(b)(i) shall in no event exceed the Purchase Price.
(i)          Any claim for indemnification pursuant to Section 4.7(a)(i)(B) or 4.7(b)(i) can only be brought on or prior to the second anniversary of the Closing Date; provided that a claim for indemnification pursuant to Section 4.7(a)(i)(B) with respect to any inaccuracy in or breach of any representation or warranty set forth in Section 2.2(i) can be brought at any time on or prior to the sixtieth (60th) day after the expiration of the applicable statute of limitations; provided, further that if notice of a claim for indemnification pursuant to this Section 4.7(a)(i)(B) or 4.7(b)(i) is provided prior to the end of the applicable foregoing survival period with respect thereto, then the obligation to indemnify, defend and hold harmless in respect of such inaccuracy or breach shall survive as to such claim until such claim has been finally resolved. Any claim for indemnification pursuant to Section 4.7(a)(ii) or Section 4.7(b)(ii), in each case, with respect to any breach of any covenants or agreements contained herein the contemplate performance in full at or prior to the Closing can only be brought on or prior to the twelve (12) month anniversary of the Closing Date; provided that if notice of a claim for indemnification pursuant to Section 4.7(a)(ii) or Section 4.7(b)(ii) is provided prior to the end of such twelve (12) month period, then the obligation to indemnify, defend and hold harmless in respect of such breach shall survive as to such claim until such claim has been finally resolved.  Except as otherwise provided in this Section 4.7(i), all claims for indemnification hereunder shall survive indefinitely.
(j)          The indemnity provided for in this Section 4.7 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy in or breach of any representation or warranty or any breach of any covenant or agreement contained in this Agreement to the extent such covenant or agreement was required by its terms to be performed or complied with in full at or prior to the Closing; provided that nothing herein shall limit in any way any party’s rights or remedies with respect to fraud by any other party in connection with this Agreement or the transactions contemplated hereby.
(k)          No investigation of the Company by Purchaser, or by the Company of Purchaser, whether prior to or after the date hereof shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.
(l)          Any indemnification payments pursuant to this Section 4.7 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.
Section 4.8          Exchange Listing. The Company shall use reasonable best efforts to cause (a) the shares of Voting Common Stock issued hereunder and shares of Voting Common Stock to be issued upon the conversion of the Series C Preferred Stock and/or exercise of the Warrants to be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Closing and (b) the shares of Non-Voting Common Stock issuable on conversion of the Series C Preferred Stock and/or on exercise of the Warrants and shares of Voting Common Stock issuable on Non-Voting

Common Stock to be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance, prior to the third (3rd) Business Day following the receipt of the Requisite Shareholder Approval.
Section 4.9          Section 16(b) of Exchange Act. The Company has adopted, or as soon as practicable after the date hereof shall adopt, resolutions under and in accordance with Rule 16b-3(d)(1) under the Exchange Act exempting from Section 16(b) of the Exchange Act the acquisition of Voting Common Stock at the Closing to the extent Section 16(b) of the Exchange Act is applicable to such acquisition of Voting Common Stock at the Closing.

Section 4.10          Certificate of Designation. In connection with the Closing, the Company shall file the Certificate of Designation in the form attached to this Agreement as Exhibit A with the with the Pennsylvania Department of State.

Section 4.11          Articles of Amendment. Promptly (and in any event no later than the second (2nd) Business Day) following the receipt of the Requisite Shareholder Approval, the Company shall file the Charter Amendment with the Pennsylvania Department of State.

Section 4.12          Voting Agreements. The Company shall, promptly following the execution and delivery of this Agreement, and in any event prior to the Closing, enter into the Voting Agreements with the Company’s directors and “named executive officers” (as defined in Item 402 of Regulation S-K under the Securities Act).  The Company shall, to the fullest extent permitted under Law, enforce all of its rights and fulfill all of its obligations under each of the Voting Agreements. Without the prior written consent of the Purchaser, the Company shall not amend, modify, withdraw or terminate any of the Voting Agreements or waive any of its rights thereunder.

Section 4.13          Form D and Blue Sky. The Company agrees to timely file a Form D pursuant to Regulation D under the Securities Act with respect to the Securities issued to Purchaser.  As soon as reasonably practicable following any reasonable request by the Company to Purchaser for any information from Purchaser that is necessary for the Company to prepare and file a Form D pursuant to Regulation D under the Securities Act with respect to the Securities issued to Purchaser, Purchaser shall, to the extent such information is available to or known by Purchaser, provide the Company with such information. The Company, on or before the Closing Date, shall take such action as may be reasonably necessary in order to obtain an exemption for or to qualify the Securities for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall, at its sole cost and expense, make all filings and reports relating to the offer and sale of the Securities required under applicable securities or blue sky laws of the states of the United States following the Closing Date.

Section 4.14          Use of Proceeds. The Company shall only use the net proceeds from the sale of the Securities hereunder for general corporate purposes, which may include working capital, providing capital to support the organic growth of TriState Capital Bank or funding the opportunistic acquisition of similar or complementary financial service organizations and may use a portion of such net proceeds to repay outstanding indebtedness of the Company or any of its Subsidiaries.

Section 4.15          No Change of Control. The Company shall use reasonable best efforts to obtain all necessary irrevocable waivers, adopt any required amendments and make all appropriate determinations so that the issuance of the Securities to the Purchaser will not trigger a “change of control” or other similar provision in any Material Contracts and any employment, “change in control,” severance or other employee or director compensation agreements or any Benefit Plan of the Company or any Company Subsidiary, which results in payments to the counterparty or the acceleration of vesting of benefits.

Section 4.16          Notice of Certain Events. Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 1.2(b)(ii) or 1.2(b)(iii), and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware that would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided that delivery of any notice pursuant to this Section 4.16 shall not modify the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company shall provide prompt written notice to Purchaser if the Company becomes aware that transactions and business relationships between the Company and the Purchaser Entities will, or are reasonably likely to, generate in the aggregate 7% or more of the total annual consolidated revenues or expenses of the Company.  For purposes of this section, the term “Purchaser Entities” means those companies identified by Purchaser to Company in writing from time to time as being controlled by, or otherwise affiliated with, Purchaser for purposes of the BHC Act.

Section 4.17          Shareholder Litigation. The Company shall promptly inform the Purchaser of any actual or threatened Action  against the Company, any Company Subsidiary or any of the past or present executive officers or directors of the Company or any Company Subsidiary by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby (“Shareholder Litigation”). The Company shall consult with Purchaser and keep Purchaser informed of all material filings and developments relating to any such Shareholder Litigation.

Section 4.18          Corporate Opportunities. Each of the parties hereto acknowledges that the Purchaser and its Affiliates and related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises that may have products or services that compete directly or indirectly with those of the Company and the Company Subsidiaries, and may trade in the securities of such enterprise. None of the Purchaser, any of its Affiliates, any related investments funds or any of their respective Affiliates shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Company and the Company Subsidiaries. The Company expressly acknowledges and agrees that: (a) the Purchaser and any related investment funds, and any of their respective Affiliates, have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and the Company Subsidiaries; (b) the Board Representative, and any of his or her Affiliates, have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and the Company Subsidiaries; (c) in the event that Purchaser, the Board Representative or any related investment funds, or any of their respective Affiliates, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of the Company Subsidiaries, none of Purchaser, any related investment funds, or any of their respective Affiliates, shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of the Company Subsidiaries; (d) in the event that the Board Representative, or any of his or her respective Affiliates, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of the Company Subsidiaries, neither Board Representative nor any such Affiliate shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of the Company Subsidiaries; and (e) notwithstanding any provision of this Agreement to the contrary, none of the Purchaser, any related investment fund, the Board Representative or any of their respective Affiliates shall be liable to the Company or any of the Company Subsidiaries or shareholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that Purchaser or any related investment fund thereof, the Board Representative, or any of their respective Affiliates, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company; provided, however, in the case of the foregoing clauses (b) and (d), if the Board Representative is presented  with any potential transaction or corporate opportunity that is specifically identified as a potential transaction or corporate opportunity for the Company or its Subsidiaries (a “Company Opportunity”), then the Board Representative shall be required to first present such Company Opportunity to the Company prior to the Board Representative’s pursuit of, or investment in, such Company Opportunity.

Section 4.19          Reservation of Shares. Upon receipt of the Requisite Shareholder Approval and the Charter Amendment being declared effective by the Pennsylvania Department of State, the Company shall at all times ensure that a sufficient number of shares of Voting Common Stock is reserved for issuance upon any conversion of shares of Non-Voting Common Stock that are issued from time to time.
ARTICLE V

TERMINATION
Section 5.1          Termination. This Agreement may be terminated prior to the Closing:
(a)          by mutual written agreement of the Company and Purchaser;

(b)          by the Company or Purchaser, upon written notice to the other party, in the event that the Closing does not occur on or before February 10, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(c)          by the Company or Purchaser, upon written notice to the other party, in the event that any Governmental Entity shall have issued any Order or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such Order or other action shall have become final and nonappealable; or
(d)          by either the Purchaser or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 1.2(b)(ii), in the case of a termination by Purchaser, or Section 1.2(b)(iii), in the case of a termination by the Company, and which is not cured within five days following written notice to the Company, in the case of a termination by Purchaser, or to Purchaser, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date).
Section 5.2          Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2(b), Section 4.7, this Section 5.2 and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from any liability for fraud or intentional breach of any representation, warranty, covenant or agreement set forth in this Agreement.
ARTICLE VI

MISCELLANEOUS
Section 6.1          Survival.
(a)          Each of the representations and warranties set forth in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing under this Agreement for a period of eighteen (18) months following the Closing Date (or until final resolution of any claim or action arising from the breach of or inaccuracy in any such representation and warranty, if notice of such breach or inaccuracy was provided prior to the end of such period) and thereafter, except in the case of fraud, shall expire and have no force and effect; provided that the Company Fundamental Representations shall survive indefinitely.

(b)          Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the twelve (12) month anniversary of the Closing Date (or until final resolution of any claim or action arising from the breach of such covenant if notice of such breach was provided prior to the end of such period).
Section 6.2          Expenses.
(a)          Except as otherwise provided in Section 6.2(b), each of the parties hereto will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; provided, however, that the costs and expenses of printing and mailing the Annual Meeting Proxy and all filing and other fees paid to the SEC in connection with the transactions contemplated hereby shall be borne by the Company.
(b)          Purchaser shall, either contemporaneously with the Closing or within a reasonable period of time thereafter, deliver to the Company reasonable documentation with respect to the out-of-pocket expenses incurred by Purchaser or any of its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Transaction Documents and the consummation of the transactions contemplated hereby and thereby (the “Purchaser Transaction Expenses”).  Promptly following the receipt of such reasonable documentation, the Company shall, by wire transfer of immediately available funds to an account designated by Purchaser, reimburse Purchaser for the Purchaser Transaction Expenses; provided that the Company shall not be required to reimburse Purchaser for an amount of Purchaser Transaction Expenses in excess of $400,000.
Section 6.3          Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party hereto unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 6.4          Counterparts; Execution. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. This Agreement may be executed by facsimile, email or electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act, or other applicable law (e.g., www.docusign.com or by .pdf signature) by any party and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

Section 6.5          Governing Law. This Agreement, and all matters arising out of this Agreement and the transactions contemplated hereby, shall be governed by and construed in accordance with the internal Laws of the State of Pennsylvania without giving effect to any laws, rules or provisions of the State of Pennsylvania that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Pennsylvania. The parties hereto submit to the exclusive jurisdiction of the courts of the State of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Each party hereto agrees that service in person or by certified or by nationally recognized overnight courier to its address set forth in Section 6.7 shall constitute valid in personam service upon such party and its successors and assigns in any Action commenced pursuant to this Section 6.5.  Each party hereto hereby acknowledges that this is a commercial transaction, that the foregoing provisions for service of process and the following provisions for waiver of jury trial have been read, understood and voluntarily agreed to by each party and that by agreeing to such provisions each party is waiving important legal rights.

Section 6.6          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.7          Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)  If to Purchaser:

T-VIII PUBOPPS LP
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Attn: [***]
Telephone: [***]
Email: [***]
with a copy to (which copy alone shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Sven G. Mickisch
Telephone: 212-735-3554
Email: sven.mickisch@skadden.com

(b) If to the Company:

TriState Capital Holdings, Inc.
One Oxford Centre
301 Grant Street, Suite 2700
Pittsburgh, Pennsylvania 15219
Attn: General Counsel
Telephone: [***]
Email: [***]
with a copy to (which copy alone shall not constitute notice):
Covington & Burling LLP
620 8th Ave,
New York, NY 10018
Attn: Christopher DeCresce
Telephone: 212-841-1017
Email: cdecresce@cov.com
Section 6.8          Entire Agreement; Assignment. (a) This Agreement (including the Company Disclosure Schedule and Exhibits and Schedules hereto), the Ancillary Transaction Documents and any other agreements executed on the date hereof by the parties hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties hereto, with respect to the subject matter hereof; and (b) neither party will assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party (any attempted assignment in contravention hereof being null and void); provided that Purchaser may assign its rights and obligations under this Agreement to any Affiliate, but only if the assignee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such assignee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder.
Section 6.9          Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:
(a)          the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control”(including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise; provided that “Affiliate” shall not include any portfolio company of any investment fund affiliated with or managed by such Person;
(b)          the word “or” is not exclusive;
(c)          the words “including,” “includes,” “included”, “include” and other words of similar import are deemed to be followed by the words “without limitation”;
(d)          the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
(e)          “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the Commonwealth of Pennsylvania generally are authorized or required by law or other governmental action to close;
(f)          a “party” hereto means the Company or Purchaser and references to “parties” hereto means the Company and Purchaser unless the context otherwise requires;
(g)          “person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization; and
(h)          the words  “provided,” “delivered” or “made available” (or any phrase of similar import) with respect to the Company or its Affiliates shall mean, with respect to any document, information or agreement, that such document, information or agreement has been posted to the electronic data room hosted by ShareFile at https://tscbank.sharefile.com/

under the folder labeled “Project Monarch SP” at least two Business Days prior to the date hereof.
(i)          to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the executive officers of the Company.
Section 6.10          Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 6.11          Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.12          No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 4.7 and Section 4.2(f) shall inure to the benefit of the persons referred to in that Section.

Section 6.13          Certain Adjustments. If, following the date of this Agreement and prior to Closing, the Company effects a stock split, sub-division, combination, reverse stock split or other similar transaction involving the capitalization of the Company, the number of shares of Voting Common Stock (including shares of Voting Common Stock underlying the Warrant) and Series C Preferred Stock shall be, at Purchaser’s option, automatically and proportionally adjusted.

Section 6.14          Public Announcements. Subject to each party’s disclosure obligations imposed by Law or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all press releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor Purchaser will make any such press release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld, conditioned or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

Section 6.15          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 6.16          Non-Recourse.  All claims or causes of action or other Actions (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the transactions contemplated hereby, may be made only against the entities that are expressly identified as parties hereto.  No person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or the transactions contemplated hereby or for any claim based on, in respect of, or by reason of (a) this Agreement or any Ancillary Transaction Document or the negotiation, performance or execution of any of the transactions contemplated hereby or thereby, (b) any breach or violation of this Agreement or any Ancillary Transaction Document, or (c) any failure of any transaction contemplated hereunder or under any Ancillary Transaction Document to be consummated; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

TRISTATE CAPITAL HOLDINGS, INC.

By:	/s/ James F. Getz
	Name:	James F. Getz
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Investment Agreement]

T-VIII PUBOPPS LP

By:	T-VIII PubOpps GP LLC, its sole general partner

By:	Trident VIII, L.P., its managing member

By:	Trident Capital VIII, L.P., its sole general partner

By:	DW Trident GP, LLC, a general partner

By:	/s/ David J. Wermuth
	Name:	David J. Wermuth
	Title:	Member

[Signature Page to Investment Agreement]